EXHIBIT 10.1
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     The Board of Directors in a Special Meeting dated February 8, 1999, appointed Larry T. Clemons as President of the Company. The Company agreed to a compensation arrangement, which has not been set forth in a formal executive employment agreement as of the date of this report, whereby Mr. Clemons is to receive an initial annual salary in the amount of $75,000 and 1,000,000 shares of restricted common stock of the Company, beginning
February 8, 1999. The annual salary is subject to review on a quarterly basis, and, based on each $.20 increase in the value of the stock of the Company (with the base beginning value of the common stock as of February 8, 1999 of $.35), Mr. Clemons is eligible for increases of $10,000. Additionally, Mr. Clemons has an option to purchase 1,000,000 shares of restricted common stock at the end of his first year of employment at a price per share of $.16.